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                                                                    Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
[OBJECT OMITTED]
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                    February 6, 2006
       Preliminary and Unaudited              Press Contact:  G. Patrick Corydon
       Fourth Quarter/Annual Earnings Report                      (317) 636-9800
                                                     corydon@baldwinandlyons.com


                              FOR IMMEDIATE RELEASE
                           RECORD NET INCOME FOR 2005

         INDIANAPOLIS, INDIANA, FEBRUARY 6, 2006--Baldwin & Lyons, Inc. (NASD:
BWINA, BWINB) today announced fourth quarter net income of $10.0 million, or $.67 per share, compared to net income of $7.1 million, or $.48 per share, for the fourth quarter of 2004. Operating income, defined as net income excluding investment gains or losses, was $5.8 million, or $.39 per share, for the fourth quarter of 2005 compared to $6.0 million, or $.41 per share, for the fourth quarter of 2004. Net investment gains totaled $4.2 million, or $.28 per share, in the 2005 period compared to net gains of $.07 per share for the prior year quarter.

For the year ended December 31, 2005, net income totaled a record $34.2 million, or $2.30 per share, compared to $30.3 million, or $2.05 per share, for 2004. Operating income for 2005, which was impacted by record hurricane losses during the third and fourth quarters, was $19.3 million, or $1.30 per share, compared to $24.0 million, or $1.62 per share, for the prior year while net investment gains added $14.9 million, or $1.00 per share, in 2005 compared to net gains of $6.4 million, or $.43 per share, during the prior year.

Net premiums earned during the current quarter totaled $46.2 million, up from the $45.9 million reported for the fourth quarter of 2004. For the year, 2005 net premiums earned increased 8% to a record $186.2 million, reflective of Protective's increased net retention within the excess trucking product line. Direct and assumed premiums written decreased 9% from the fourth quarter of 2004 to $52.1 million due primarily to less volume in Protective's large fleet excess product and the discontinuance of Sagamore's small business workers' compensation business. For the year, direct and assumed premiums written were $222.4 million, down 10% from the previous year's record of $247.1 million, with large fleet trucking and discontinued small business workers' compensation comprising the majority of this decline.

Pre-tax investment income increased 35% for the quarter as yields and average funds invested both continue to rise. After-tax yields were also higher than the prior year quarter, providing for a 27% increase in after-tax investment income. For the year, pre-tax and after-tax investment income increased 21% and 17%, respectively.

The consolidated combined ratio of 96.1% produced an underwriting gain of $1.8 million compared to a combined ratio of 96.7% and an underwriting gain of $1.5 million for the fourth quarter of 2004. The consolidated loss and loss expense ratio decreased from 75.0% in the prior year period to 74.1% despite the negative impact of hurricane losses reported during the quarter of $2.6 million (5.7 points). For the year, the consolidated combined ratio for 2005 was 97.5% compared to 97.4% for 2004. The combined ratios for 2005 and 2004 were adversely impacted by pre-tax hurricane losses of $15.6 million (8.4 points) and $5.0 million (2.9 points), respectively. Each of the quarterly and annual combined ratios shown above is computed without regard to fee income earned by the insurance subsidiaries which is accounted for as other operating income. The impact of including fee income for all periods presented would be a decrease in each of the combined ratios of approximately 2.0 points.

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Net investment gains for the fourth quarter of 2005 were $6.5 million and totaled $23.0 million for the year, both substantial increases over the comparable 2004 periods. Current year investment gains include approximately $14.8 million attributable to the increase in fair value of several limited partnership investments held by the Company. Of this total, an estimated $9.7 million is composed of unrealized gains at the partnership level; however, applicable accounting pronouncements require the Company, as investor, to record the increase in unrealized limited partnership appreciation as part of our revenue and income. There was no such unrealized appreciation during the 2004 periods.

Gary w. Miller, CEO commented: "We are generally pleased with our yearly results. Even though we had significant losses from our reinsurance assumed line caused by 2005's hurricane activity, our other products performed well holding the reduction in operating income to just 20% for the year. Then, our investments produced excellent returns, more than making up for the hurricane-induced drop in operating income and resulting in record net income for the year."

Shareholders' equity increased $20.1 million (6.2%) from December 31, 2004, after dividend payouts during the year totaling $14.0 million ($.95 per share). Continued excellent operating earnings and significantly higher investment gains, contributed to the book value per common share outstanding of $23.31 at December 31, 2005, an increase of $1.27 from year end 2004. The total return to shareholders, including dividends, was $2.22 per share, an increase of 10% on beginning book value.



CONFERENCE CALL INFORMATION:

Baldwin & Lyons, Inc. has scheduled a conference call for February 7, 2006 at 11:00 AM ET (New York time) to discuss results for the fourth quarter and year ended December 31, 2005. To gain access to the webcast of this call, please log on to HTTP://VIAVID.NET/DCE.ASPX?SID=00002C62 at least 15 minutes prior to the call to register and to download the necessary audio software. The webcast will be archived on the site until May 7, 2006. You may also access the webcast through a link on our investor relations page at WWW.BALDWINANDLYONS.COM.

To participate via teleconference, investors may dial 800-819-9193 (U.S./Canada) or 913-981-4911 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through February 14, 2006 by calling 888-203-1112 or 719-457-0820 and referencing passcode 1285649.

Also available on our investor relations page are copies of our filings with the Securities and Exchange Commission.

The company plans to file its annual report on Form 10-K with the Securities and Exchange Commission on or about March 13, 2006 and to mail its 2005 Annual Report to shareholders on or about March 31, 2006.

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
FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)                  Three Months Ended              Twelve Months Ended
                                                          December 31                      December 31
                                                   ---------------------------    -------------------------------
                                                      2005            2004            2005             2004
                                                   ------------    -----------    -------------    --------------
Operating revenue                                      $52,070        $50,680         $207,923          $191,563
Net investment gains                                     6,511          1,635           22,981             9,770
                                                   ------------    -----------    -------------    --------------

                                 TOTAL REVENUE         $58,581        $52,315         $230,904          $201,333
                                                   ============    ===========    =============    ==============

Operating income                                       $ 5,793        $ 6,021         $ 19,285          $ 23,956
Net investment gains,
   net of federal income taxes                           4,233          1,062           14,938             6,350
                                                   ------------    -----------    -------------    --------------

                                    NET INCOME         $10,026        $ 7,083         $ 34,223          $ 30,306
                                                   ============    ===========    =============    ==============

Per share data - diluted:
   Average number of shares                             14,888         14,829           14,863            14,789

   Operating income                                      $ .39          $ .41           $ 1.30            $ 1.62
   Net investment gains                                    .28            .07             1.00               .43
                                                   ------------    -----------    -------------    --------------

                                    NET INCOME           $ .67          $ .48           $ 2.30            $ 2.05
                                                   ============    ===========    =============    ==============

Dividends paid to shareholders                           $ .25         $ 1.00            $ .95            $ 2.05

Annualized return on average shareholders' equity:
   Operating income                                       7.7%           8.4%             6.6%              8.5%

   Net income                                            13.3%           9.9%            11.7%             10.8%

Consolidated combined ratio of insurance subsidiaries (GAAP basis):
      Without fee income                                 96.1%          96.7%            97.5%             97.4%
      Including fee income                               94.1%          94.7%            95.3%             95.1%


[OBJECT OMITTED]

FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.